UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):	February 21, 2007

HOMEBANC CORP.
(Exact Name of Registrant as Specified in Charter)

Georgia	001-32245	20-0863067
(State or Other Jurisdiction of Incorporation)	(Commission File Number	(IRS Employer Identification Number)

2002 Summit Boulevard, Suite 100, Atlanta, Georgia		30319
(Address of Principal Executive Offices)		(Zip Code)

Registrant's Telephone Number, including area code:	(404) 459-7400

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.	Completion of Acquisition or Disposition of Assets.

In a series of transactions commencing on February 21, 2007, HomeBanc Corp. (the “Company”) disposed of an aggregate of approximately $1.2 billion of mortgage-backed securities (“MBS”) previously held for investment in the Company’s portfolio. The Company expects, in the very near term, to complete the sale of an additional approximately $100 million of MBS held for investment in the Company’s portfolio. These transactions collectively constitute the sale of substantially all of the Company’s MBS portfolio. The MBS were sold in the open market to national broker-dealers who routinely engage in the purchase of such securities. After repayment of related debt obligations under repurchase agreements secured by the MBS, the Company realized net cash proceeds of approximately $65 million as of the date hereof. The Company will use a portion of the proceeds from the sale of the MBS portfolio to fund a share repurchase program, which is described below in Item 8.01 of this Current Report. The Company expects to use the remainder of the proceeds from the sale of the MBS portfolio for liquidity, other general corporate purposes and for capital management purposes.

There are no material relationships between the Company, its directors or officers and the purchasers of any of the MBS sold by the Company.

Item 8.01.	Other Events.

On February 27, 2007, the Company’s board of directors approved a share repurchase program, pursuant to which the Company may, but is not be obligated to, repurchase up to $16.5 million of its issued and outstanding common stock. The Company expects to implement this program as soon as possible.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:	February 27, 2007

HOMEBANC CORP.

		By:	/s/ ALANA L. GRIFFIN
		Name:	Alana L. Griffin
		Title:	Senior Vice President, Assistant General Counsel & Assistant Secretary